Exhibit 10.19

                                                   July 12, 2005




International Thoroughbred Breeders, Inc.
1105 North Market Street
Suite 1300
Wilmington, DE 19899
Attn:  Mr. Francis W. Murray

Re: Amendment to Advisory Agreement

Dear Mr. Murray:

     Reference is made to the Advisory Agreement dated as of June 30, 2005 (the "Advisory Agreement"), between International Thoroughbred Breeders, Inc. (the "Company") and MBC Global, LLC, an Illinois limited liability company ("MBC Global").

     Paragraph 2(d) of the Advisory Agreement contemplates the issuance by the Company of three stock purchase warrants, for an aggregate of 400,000 shares of the Company's common stock, in conjunction with a single closing (it being understood that the Advisory Agreement would be released from escrow and become effective upon closing of the Company's sale, for an aggregate subscription price of $7.5 million, of the Company's Series B Convertible Preferred Stock). This letter will clarify and amend the Advisory Agreement in the event aggregate subscriptions are received and accepted by the Company for less than $5.0 million of the Series B Convertible Preferred Stock.

     MBC Global agrees that the warrants previously delivered into escrow by the Company and presently held in escrow by Bouhan, Williams & Levy, LLP (the "Escrow Agent") will continue to be held in escrow until the earlier of (a) the Company's receipt and acceptance of subscriptions and receipt of subscription funds for the sale of an aggregate of $5.0 million of the Company's Series B Convertible Preferred Stock or (b) the termination of the Company's offering of such Series B Convertible Preferred Stock, scheduled to occur at 5 p.m. Eastern Daylight Time on July 22, 2005 (unless extended by written notice by the Company); and if the offering is terminated with less than an aggregate subscription of $5.0 million of Series B Convertible Preferred Stock having been sold, then the number of shares of common stock purchasable under the warrants to be issued under each of clause (i), (ii) and (iii) of Paragraph 2(d) of the Advisory Agreement will be adjusted proportionately to equal the product of (x) the number of shares presently provided for in the said clause (i), (ii) or
(iii), as applicable, multiplied by (y) a fraction, the numerator of which is the aggregate dollar amount of subscriptions for the Series B Convertible Preferred Stock received and accepted by the Company and paid for by the applicable investors and the denominator of which is $7.5 million. Once the total number of shares to be purchasable under the warrants is determined, if there is a reduction in the number of common shares to be purchasable under the warrants, the Company will execute and deliver new warrants for the reduced number of shares to the Escrow Agent and, upon the Escrow Agent's receipt thereof, the Escrow Agent will deliver to counsel for the

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Company the  original  warrants  now being held in escrow for the purchase of an aggregate of 400,000 shares of common stock.

     It is further understood and agreed that (a) the Advisory Agreement, as amended hereby, will be released to MBC Global from escrow and become effective upon consummation of the first sale by the Company of its Series B Convertible Preferred Stock and (b) the warrants presently held in escrow will be released to MBC Global only if there is no reduction in the number of common shares purchasable under the warrants in accordance with the immediately preceding paragraph, and if such reduction occurs as therein provided, the warrants will be delivered to counsel for the Company as provided in the immediately preceding paragraph.

     Please confirm your agreement with the foregoing by signing and returning a duplicate copy of this letter to the undersigned.


                                   Very truly yours,







                                            MBC GLOBAL, LLC

                                            By:  /s/___________________________
                                                    Print Name:________________
                                                    Title:_____________________

ACCEPTED AND AGREED TO:

INTERNATIONAL THOROUGHBRED BREEDERS, INC.

By: /s/____________________________
       Francis W. Murray, President


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